Exhibit 10.11

August 5, 2019

Helen Xu

Helenxu24@hotmail.com

Dear Helen:

On behalf of Gentherm Incorporated, I am very excited to present to you an offer of employment for the position of Senior Vice President and General Manager, Managing Director China, Head of Global Electronics.  You will be a member of Gentherm’s Executive Committee and report to Gentherm’s Chief Executive Officer.  Your compensation package would be as set forth in the attached term sheet.

I believe that you would find this role to be exciting, challenging and rewarding.  The entire leadership team is thrilled at the prospect of you joining our Company.

As with all positions at Gentherm, the following conditions apply: (1) you would be permitted to begin employment with the Company only after you provide required documentation verifying your identity and employment eligibility in the United States, (2) your employment is contingent upon successfully passing a pre-employment drug test and background check, (3) your employment would be “at-will” and terminable at any time for any reason, and (4) you would be required to sign the attached Confidential Information and Inventions Assignment Agreement.

Please contact me should you have any questions; otherwise, your signature below will confirm your acceptance the terms of this offer.  Please return a signed copy to Barb Runyon via email (Barbara.Runyon@Gentherm.com).

I am looking forward with great anticipation to working with you!

Sincerely,

Philip M. Eyler

President and Chief Executive Officer

cc: Barbara Runyon

AGREED TO AND ACCEPTED BY:

/s/ Helen Xu2019/08/06

Helen Xu Date

21680 Haggerty Road   Northville  MI  48167

P 1.248.513.8611   F 1.248.504.0480   www.gentherm.com

Compensation Term Sheet

Helen Xu

Attachment to Offer Letter Dated: August 5, 2019

POSITION

Position	Senior Vice President and General Manager, Managing Director China, Head of Global Electronics

Primary Work Location	Gentherm Shanghai, China

DIRECT COMPENSATION

Salary Bonus Program

Annual salary of $385,000 per year

The position has a 50% target bonus under the Gentherm Performance Bonus Plan (eligibility for 2020 bonus). Under such bonus plan, your bonus will be based on a combination of (i) achievement of individual goals agreed to by you and your supervisor and (ii) the Company’s achievement of its financial goals, in all cases subject to approval by the Compensation Committee of the Gentherm Board of Directors.

Sign-On Grant

On the first date of your employment, equity having a grant date value of $150,000 would be awarded (the “Sign-On Equity Grant”).  This amount, divided by Gentherm’s 10-trading day average stock price ending on such date, will determine the number of restricted stock units (RSUs) that you will receive. These grants vest over 3 years.

Sign-On Bonus	On your first paycheck, a sign-on bonus of $50,000 (less taxes). This bonus must be repaid if you voluntarily terminate your employment within the first year.
Equity Compensation

Subject to approval by the Compensation Committee of the Board of Directors, you would receive an equity compensation grant commensurate with your position (starting in 2020). Typically, equity grants are awarded by the Compensation Committee in March of each year. The grant for a position at this level in 2019 was $400,000.

Company Provided Transportation	A Company car and driver will be provided by Gentherm China and will be arranged shortly after you accept the role. This benefit will begin your first week of being employed at Gentherm.
Technology	The Company will provide you with a mobile phone, laptop computer, iPad and appropriate other technology accessories.
Start Date	November 18, 2019 (ideal to attend a day/evening of BOD meeting in Munich the week of Nov 4, 2019)

Term Sheet Page 1 of 2

EMPLOYEE BENEFITS
Term Life Insurance/ADD – Company paid	150% of annual salary provided by Gentherm in accordance with the group benefit plan offered to other similarly-situated Gentherm employees.
Short Term/Long Term Disability – Company paid	Provided by Gentherm in accordance with the group benefit plan offered to other similarly-situated Gentherm employees
Local Plus Benefits

You will receive Local Plus benefits of $25,000 to fund children’s education or personal housing for the term of this assignment in China.  Should you move to the United States for a new assignment this benefit will end.

Vacation	Four weeks of vacation (20 days)
Sick Leave	Five days of sick leave
Paid Holidays	In accordance with Gentherm’s China policy.
Medical / Dental / Vision / Flexible Spending Account

All in accordance with the group benefit plan offered to similarly situated Gentherm employees on the Global benefit program.  Details will be provided to you on your first day of employment, unless you require information sooner.

Tax Support and Tax Equalization

As of the effective date of the assignment, you will be responsible for all actual taxes in the home and host country.  The Company will provide the services of a third-party consultant (Deloitte) to assist with tax return preparation and advice for the duration of the assignment and year following the assignment if impacted by the assignment.  The Company will provide tax equalization to keep you whole compared to if you had remained in your home country and paid taxes.

401(k) Retirement Savings Plan	Automatic enrollment at 6% unless opted out. Voluntary participation for amounts above 6%. Current Company discretionary match at dollar for dollar for first 4%.

Term Sheet Page 2 of 2